Exhibit 99.1

FOR IMMEDIATE RELEASE

Comverge Reports Second Quarter 2009 Financial Results

Quarterly Revenue Increases 39%

East Hanover, N.J., August 6, 2009 – Comverge, Inc. (NASDAQ: COMV), a leading provider of comprehensive smart grid, demand management, and energy efficiency solutions, today announced second quarter financial and operating results for 2009.

“Our second quarter performance kept us firmly on track to meet or exceed our targets for annual megawatt growth and future contracted revenue,” said Michael D. Picchi, Interim President and CEO of Comverge. “We obtained regulatory approval of our Arizona Public Service VPC contract, the largest C&I VPC contract to date in the industry, and we secured more than 680 megawatts in the 2012/2013 PJM base residual capacity auction.”

Picchi continued, “Our operational execution was solid as we realized 39% year-over-year revenue growth, built out 49 megawatts of capacity in our VPC programs and generated record cash from operations during the second quarter. We remain confident about the outlook for our performance in the remainder of this year.”

Financial Summary

Second quarter revenues for 2009 were $13.3 million compared to $9.5 million in the second quarter of 2008, a 39% increase. Revenues for both periods exclude revenues from residential VPC contracts, which are deferred and recognized in the fourth quarter. Deferred revenue on the balance sheet from the VPC contracts was $20.2 million as of June 30, 2009 compared to $4.3 million at year-end 2008, an increase of $15.9 million during the first half of 2009. The $15.9 million increase during the first half of 2009 is compared to a $10.8 million increase in VPC deferred revenue during the first half of 2008, a 47% increase.

Adjusted EBITDA for the second quarter of 2009 was a negative $6.3 million compared to a negative $6.8 million for the second quarter of 2008. Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash stock compensation expense (see Schedule 5 – Reconciliation of Non-GAAP Financial Measure to the Most Directly Comparable GAAP Financial Measure).

Net loss for the second quarter of 2009 was $9.1 million, or $0.43 per share basic and diluted, compared to a net loss of $9.6 million, or $0.45 per share basic and diluted for the second quarter of 2008.

Business Highlights

Comverge second quarter 2009 business highlights include:

-

Received regulatory approval of the Arizona Public Service contract, marking the largest commercial and industrial (C&I) Virtual Peaking Capacity® (VPC) demand response contract in the industry to date;

-	Secured more than 680 megawatts of demand response capacity in the PJM Interconnection (PJM) market as a result of the 2012/13 Economic Load Response Program Base Residual Auction; and

-	Increased total megawatts under management by 192 megawatts during the second quarter of 2009. As of June 30, 2009 total megawatts under management were:
-	Megawatts under long-term contracts, with regulatory approval	879
-	Megawatts under open market programs	1158
-	Megawatts to be provided under turnkey programs	320
-	Megawatts managed for a fee	437
-	Total megawatts	2794

Recent Developments and Current Outlook

Comverge entered into a 5-year agreement with a major Virginia-based energy provider to provide 117 megawatts of contracted demand side management capacity from commercial and industrial consumers, supply more than 150,000 advanced metering infrastructure compatible energy management devices for residential customers and provide our Apollo® Demand Response Management System software.

Comverge’s management and Board of Directors use three metrics to measure the company’s operational progress: (i) megawatts owned under long-term contracts, (ii) megawatts managed under open market programs, and (iii) estimated future revenues from long-term contracts. We believe these metrics are the most important to the growth and long-term success of the company.

Our 2009 targets for growth in these metrics and our progress towards these metrics in the first half of 2009 are:

-- Add a net 275 megawatts of capacity under long-term contracts. 178 megawatts of capacity under long-term contracts were added during the first half of 2009;

-- Add a net 225 megawatts in open market programs. 264 megawatts were added in open market programs during the first half of 2009; and

-- Add a net $150 million increase in the amount of estimated future revenues from long-term contracts. A net $177 million in estimated future revenues were added in the first half of 2009.

As of the date of this release, we have 1036 megawatts under long-term capacity contracts which represents approximately $570 million of contracted future revenues. Of these amounts, 157 megawatts of capacity under long-term contracts representing an expected $46 million in contracted future revenues, are still awaiting regulatory approval. Furthermore, we have been awarded 683 megawatts of capacity in the 2012 – 2013 PJM Economic Load Response Program, or ELRP. In the event we receive regulatory approval on these 157 megawatts and we secure adequate load capacity to meet our obligations under the 2012-2013 PJM ELRP, we will exceed 3,300 in total megawatts managed.

The above statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its outlook. Investors are reminded that actual results may differ from these estimates for the reasons described below under the caption “Caution Regarding Forward Looking Statements” and in our filings with the Securities and Exchange Commission.

Additional Information

Comverge will discuss these results for the second quarter as well as its expectations for the future in a conference call scheduled today at 4:30 p.m. EDT. To participate in the call, dial 800-239-9838 or 913-312-1270 for international participants.

An audio replay of the call will be available beginning August 6, 2009 at 8:00 p.m. and will be available until August 13, 2009 12:00 a.m. EDT, (midnight) by dialing in 888-203-1112 (719-457-0820 for international participants) and using conference code number 2884208.

Additionally, the results will be reported by webcast and available online in the Comverge investor relations section at http://ir.comverge.com. This webcast will be available online and archived on Comverge’s website until November 5, 2009 12:00 a.m. EDT.

Additional financial information can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which has been filed today with the Securities and Exchange Commission.

About Comverge

Comverge, with over 3300 megawatts of clean energy capacity under management, is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com. Virtual Peaking Capacity is a registered trademark of Comverge, Inc. Apollo is a trademark of Comverge, Inc.

Caution Regarding Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include projected revenue guidance, projected contracted revenues, projected regulatory changes or approvals, the amount of revenue and megawatts that will be generated by long-term contracts or open market programs and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with Comverge’s business involving our products, the development and distribution of our products and related services, regulatory changes or grid operator rule changes, regulatory approval of our contracts, economic and competitive factors, our key strategic relationships, and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Regulation G Disclosure - Non-GAAP Financial Information

Non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown, giving effect to the adjustments shown in the reconciliations set forth below. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, Comverge believes that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore uses it to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance. The Company has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance.

Contact:

Investor Relations	Media Relations
Dan Pfeffer	Kristin Mastrandrea
VP, Treasurer-Investor Relations	Communications Manager
678-802-8302, invest@comverge.com	973-947-6169, pr@comverge.com

SCHEDULE 1

COMVERGE, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue
Product	$5,077	$4,249	$9,913	$7,451
Service	8,188	5,272	14,932	12,523
Total revenue	13,265	9,521	24,845	19,974

Cost of revenue
Product	2,982	2,659	6,086	4,699
Service	4,445	3,037	8,503	7,042
Total cost of revenue	7,427	5,696	14,589	11,741

Gross profit	5,838	3,825	10,256	8,233
Operating expenses
General and administrative expenses	8,101	8,615	15,990	16,916
Marketing and selling expenses	4,683	3,856	8,442	7,880
Research and development expenses	1,209	168	2,325	536
Amortization of intangible assets	552	656	1,104	1,312

Operating loss	(8,707)	(9,470)	(17,605)	(18,411)

Interest and other expense (income), net	369	67	564	(144)

Loss before income taxes	(9,076)	(9,537)	(18,169)	(18,267)

Provision for income taxes	65	78	107	170

Net loss	$(9,141)	$(9,615)	$(18,276)	$(18,437)

Net loss per share
Basic and diluted	$(0.43)	$(0.45)	$(0.85)	$(0.88)

Weighted average shares used in computation	21,403,508	21,175,224	21,385,061	21,022,739

SCHEDULE 2

COMVERGE, INC.

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Utility Products & Services	$7,939	$5,309	$14,600	$9,466
Residential Business	3,019	1,778	6,971	5,104
Commercial & Industrial Business	2,307	2,434	3,274	5,404
Total Revenue	$13,265	$9,521	$24,845	$19,974

Cost of Revenue:
Utility Products & Services	4,362	3,006	8,239	5,417
Residential Business	1,690	1,076	4,333	2,622
Commercial & Industrial Business	1,375	1,614	2,017	3,702
Total Cost of Revenue	$7,427	$5,696	$14,589	$11,741

Gross Profit:
Utility Products & Services	3,577	2,303	6,361	4,049
Residential Business	1,329	702	2,638	2,482
Commercial & Industrial Business	932	820	1,257	1,702
Total Gross Profit	$5,838	$3,825	$10,256	$8,233

SCHEDULE 3

COMVERGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$33,805	$19,571
Restricted cash	1,074	1,968
Marketable securities	21,448	28,276
Billed accounts receivable, net	9,603	18,877
Unbilled accounts receivable	5,403	5,908
Inventory, net	4,848	4,960
Deferred costs	8,937	2,197
Other current assets	1,270	1,273
Total current assets	86,388	83,030

Restricted cash	2,094	2,089
Property and equipment, net	23,020	20,572
Intangible assets, net	9,070	10,251
Goodwill	8,179	8,179
Other assets	912	1,036
Total assets	$129,663	$125,157

Liabilities and Shareholders’ Equity
Accounts payable	$7,038	7,672
Accrued expenses	4,929	8,006
Deferred revenue	23,503	6,694
Current portion of long-term debt	3,763	3,226
Other current liabilities	3,433	2,400
Total current liabilities	42,666	27,998

Deferred revenue	2,482	2,220
Long-term debt	30,099	24,888
Other liabilities	2,158	2,391
Total long-term liabilities	34,739	29,499

Common stock	22	22
Additional paid-in capital	223,563	220,638
Common stock held in treasury	(189)	(119)
Accumulated deficit	(171,206)	(152,930)
Accumulated other comprehensive income	68	49
Total shareholders’ equity	52,258	67,660
Total liabilities and shareholders’ equity	$129,663	$125,157

SCHEDULE 4

COMVERGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Cash flows from operating activities
Net loss	$(9,141)	$(9,615)	$(18,276)	$(18,437)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	261	200	512	375
Amortization of intangible assets	686	656	1,365	1,312
Stock-based compensation	1,429	1,899	2,817	3,752
Other	555	(53)	644	32
Changes in working capital	14,220	472	22,348	(1,725)
Net cash provided by (used in) operating activities	8,010	(6,441)	9,410	(14,691)

Cash flows from investing activities
Changes in restricted cash	(4)	410	889	(2,512)
Purchases of marketable securities	(10,462)	(12,465)	(14,481)	(22,845)
Maturities of marketable securities	9,350	12,700	21,250	29,480
Purchases of property and equipment	(4,645)	(2,038)	(8,586)	(4,432)
Net cash used in investing activities	(5,761)	(1,393)	(928)	(309)

Cash flows from financing activities
Borrowings under debt facilities, net	3,432	1,808	5,749	3,694
Other	33	(480)	3	(395)
Net cash provided by financing activities	3,465	1,328	5,752	3,299

Net change in cash and cash equivalents	5,714	(6,506)	14,234	(11,701)
Cash and cash equivalents at beginning of period	28,091	34,560	19,571	39,755
Cash and cash equivalents at end of period	$33,805	$28,054	$33,805	$28,054

SCHEDULE 5

COMVERGE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net loss	$(9,141)	$(9,615)	$(18,276)	$(18,437)
Depreciation and amortization	947	856	1,877	1,687
Interest (income) expense, net	358	7	548	(201)
Provision for income taxes	65	78	107	170
EBITDA	(7,771)	(8,674)	(15,744)	(16,781)
Non-cash stock compensation expense	1,429	1,899	2,817	3,752
Adjusted EBITDA	$(6,342)	$(6,775)	$(12,927)	$(13,029)

See “Non-GAAP Financial Information” above in this earnings press release for information on the use of this Non-GAAP financial measure.